FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported August 15, 2001.


                             HIGH PLAINS CORPORATION

               (Exact name of registrant as specified in its charter)


Kansas                                                                #1-8680
(State or other jurisdiction of                              (Commission File
incorporation)                                                        Number)



200 W. Douglas                                                    #48-0901658
Suite #820                                                      (IRS Employer
Wichita, Kansas  67202                                    Identification No.)
(Address of principal
executive offices)


                                  (316) 269-4310
                         (Registrant's telephone number)

Item 5  Other Information


Wichita, KS, August 15, 2001 -- High Plains Corporation (Nasdaq: HIPC) today announced earnings for the fiscal year ended June 30, 2001 in the amount of $6,163,713, or $.38 per share, compared with only $160,354, or $.01 per share for the 2000 fiscal year. The Company also reported record annual revenues of $150,458,632, up a significant 39 percent from the prior year's record of $108,531,461. The year was completed with a strong earnings performance in the fiscal fourth quarter of $1,275,425, or $.08 per share, in line with the projections made by the ethanol producer at the beginning of the quarter, and a dramatic reversal of the $1,213,293 loss reported for the same quarter of the previous fiscal year ended June 30, 2000. Revenues for the quarter were $45,019,384, up 37 percent from the $32,912,232 for the fourth quarter of fiscal 2000.

"This improvement in profitability is due not only to the beneficial economics of the industry, but also to the improved efficiencies, cost reductions, and commodity risk management advances implemented by our management team over the past year," said Gary R. Smith, President and CEO. "Our diligence is paying off in the absence of unexpected charges which have marred prior fourth quarter performances. We will continue to focus on these priority items during our ongoing expansions of both production and marketing, so that every gallon we produce is made as efficiently as possible, and so our profitability can be more consistent. We intend to keep our eyes on our goal of becoming not only a larger producer, but a more stable and cost efficient operator," he continued.

Smith also commented on the tremendous potential for an increase in the demand for ethanol nationwide in the event that efforts to maintain and enforce the Clean Air Act requirements, and to ban MTBE on a national basis, are successful. MTBE currently supplies over 80 percent of the oxygenate requirements of the Clean Air Act, while ethanol supplies less than 20 percent. "The recent action by the EPA in denying California's request for a waiver from the Clean Air Act evidences the Bush administration's support for clean and renewable fuels such as ethanol. Congress has joined this cause with its overwhelming defeat of Congressman Waxman's amendment to recent legislation in the House which would have allowed California to sidestep this oxygen requirement," he said.

Quoting Bob Dinneen, president of the Renewable Fuels Association, Smith acknowledged that California has now filed a lawsuit in a desperate attempt to force the EPA to reverse its decision on the waiver, but stated that the suit is based more on state politics than on legal or technical merits. "We agree with Dinneen's conclusion that the lawsuit is an exercise in futility, as courts rarely overturn the technical and scientific conclusions of EPA experts. With fourteen states now having legislated either the elimination or restriction of MTBE use within their borders, and federal legislation proposed to further limit MTBE and to promote renewable fuels nationwide, the ethanol industry in general, and High Plains in particular, is poised to take advantage of an unprecedented increase in demand for our product," Smith concluded.

A conference call with management to review these results will take place Thursday, August 16, 2001 at 10:00 a.m. CDT (11:00 a.m. EDT). To participate in that teleconference, call 888-446-5348 prior to the designated call time. Tell the operator you wish to participate in the High Plains Corporation conference call moderated by Gary Smith. The audio portion of the call will also be available live on the Internet through the Company's Web site at www.highplainscorp.com. A replay of the call will be available for approximately one week thereafter by dialing 888-446-6562 and designating call ID# 135175. The replay may also be accessed over the Internet through the Company's Web site.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol, the gasoline additive that helps clean the air while reducing our dependence on foreign oil. High Plains is the only public company which is a pure play in ethanol, and it is currently expanding its capacity from 67 million gallons to over 85 million gallons of annual production. The company has seen significant recent revenue and earnings growth, and stands to benefit substantially in the event its principal competitive product, MTBE, is legislated out of use. The company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico. Additional information about the Company can be found at its Web site, www.highplainscorp.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

                            High Plains Corporation
                            Statement of Operations
               Three and Twelve Months Ended June 30, 2001 and 2000

                             Three Months Ended          Twelve Months Ended
                                  June 30,                    June 30,
                             2001           2000         2001          2000

Net sales and revenues  $ 45,019,384  $ 32,912,232  $150,458,632  $108,531,461
Cost of goods sold        41,761,622    32,149,163   135,638,742   102,088,325
  Gross profit             3,257,762       763,069    14,819,890     6,443,136

Selling, general and
  administrative
  expenses                   907,188       965,912     3,580,739     3,249,161
Write-down of property,
  plant and equipment
  to estimated fair value          -     1,022,567             -     1,022,567

  Operating income         2,350,574    (1,225,410)   11,239,151     2,171,408
Other income/(expense):
  Interest expense          (331,524)     (474,472)   (1,713,094)   (1,788,958)
  Interest and other
  income                     113,286        84,033       441,060       179,148
  Gain/(loss) on sale
  of assets                     (784)       11,523       (14,304)       31,911

                            (219,022)     (378,916)   (1,286,338)   (1,577,899)

Net income before
  income taxes             2,131,552    (1,604,326)    9,952,813       593,509

Income tax (expense)/
  benefit                   (856,127)      391,033    (3,789,100)     (433,155)

Net earnings            $  1,275,425  $ (1,213,293) $  6,163,713  $    160,354

Basic and diluted
earnings per share      $        .08  $       (.07) $        .38  $        .01


                               High Plains Corporation
                            Condensed Balance Sheet Data
                               June 30, 2001 and 2000


                                   June 30,
                             2001                     2000

Current assets         $  24,893,636            $  20,093,251

Total assets              94,586,521               85,402,596

Current Liabilities       20,960,012               12,838,843
Long-term debt             8,746,145               17,433,236

Stockholder's equity   $  59,874,759            $  53,468,264

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     August 15, 2001                     HIGH PLAINS CORPORATION

                                              /s/Gary R. Smith
                                              President & CEO